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                                                                      EXHIBIT 11

                           SOUTHSIDE BANCSHARES CORP.

                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                                              Six Months Ended June 30,

                                                                          1997                          1996
                                                                          ----                          ----
Primary  Earnings Per Common Share (1)
  Net Income                                                           $3,079,000                     $2,907,000
                                                                       ==========                     ==========
  Weighted daily average number of common shares outstanding            2,738,799                      2,691,667
                                                                       ==========                     ==========
  Net income per common share                                               $1.13                          $1.08
                                                                             ====                          =====
Fully Diluted Earnings Per Common Share (1) (2)
  Net Income                                                           $3,079,000                     $2,907,000
                                                                       ==========                     ==========
  Weighted daily average number of common shares outstanding            2,738,799                      2,691,667


  Weighted average common stock equivalents due to the dilutive effect of stock options when utilizing the Treasury stock method.
  Per share market price is based on the average per share market
  price for the period                                                     42,466                          8,689
                                                                       ----------                      ---------
  Total weighted average common shares and stock equivalents
  outstanding                                                           2,781,265                      2,700,356
                                                                       ==========                      =========

  Net income per common share assuming full
  dilution                                                                  $1.11                         $1.08
                                                                            =====                         =====

Notes:

(1) Daily average shares outstanding for all years have been adjusted to reflect a 10 for 1 stock split in 1996.

(2) This calculation is submitted in accordance with Regulation S-K
Item 801 (b)(11) although not required by footnote 2 to paragraph
14 of APB Opinion No. 15 because it results in dilution of less than 3%.